Exhibit 16.1

[KPMG Letterhead]

March 31, 2017

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Midland States Bancorp, Inc. (the Company) and, under the date of March 10, 2017, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2016 and 2015. On March 28, 2017, we were dismissed. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated March 31, 2017, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s (i) stated reason for changing principal accountants, (ii) statement that the change was approved by the Audit Committee of the Board of Directors, and (iii) statement that Crowe Horwath LLP was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Company’s consolidated financial statements.

Very truly yours,

/s/ KPMG LLP